Exhibit (k)(2)

ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of May 22, 2013, between Principal Real Estate Income Fund (the “Fund”), a Delaware statutory trust, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”) as a closed-end, non-diversified management investment company;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund seeks to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.                          ALPS Appointment and Duties.

(a)                     The Fund hereby appoints ALPS to provide administrative, bookkeeping and pricing services as are set forth in Appendix A, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)                     ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts. ALPS will promptly notify the Fund of any arrangements that are covered by this paragraph.  Further, any such person or organization shall be treated the same as ALPS for all purposes under this Agreement.

2.                          ALPS Compensation; Expenses.

(a)                   In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix B hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by the Fund and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Fund originally provided to ALPS.  During each year of the Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent with those provided in the previous year of this Agreement, the total fee that would be charged for the same services would be the base fee rate (as reflected in Appendix B) increased by 5% per annum.

(b)                                 ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided in Appendix B (reimbursement of out of pocket expenses) or as noted below. Subject to Section 4 hereof, other expenses incurred by the Fund shall be borne by the Fund or ALPS Advisors, Inc. (the “Adviser”), the Fund’s investment adviser, including, but not limited to: initial organization and offering expenses; litigation expenses; costs of preferred shares (if any); expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; taxes; interest; Fund trustees’ fees; compensation and expenses of Fund officers who are not associated with ALPS or its affiliates; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund legal and audit  fees and expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund trustees; printing and mailing shareholder reports, offering documents, and proxy materials; securities pricing and data services; and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.                          Right to Receive Advice.

(a)                     Advice of the Fund.  If ALPS is in doubt as to any action it should or should not take, ALPS shall request directions or advice from the Fund.

(b)                     Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS shall request advice from counsel of its own choosing and at its own expense.

(c)                      Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Fund and the advice ALPS receives from counsel, ALPS shall inform the Fund and its counsel of the conflict and seek resolution.

(d)                     Nothing in this subsection shall excuse ALPS when an action or omission on the part of ALPS constitutes willful misfeasance, bad faith, negligence or reckless disregard by ALPS of any duties, obligations or responsibilities set forth in this Agreement.

4.                          Liability of ALPS.

(a)                     ALPS may rely upon the written advice of legal counsel for the Fund and the Fund’s independent accountants, and upon oral or written statements of the Adviser, brokers and other service providers to the Fund that are not affiliated with ALPS, reasonably believed by ALPS in good faith to be an expert in the matters upon which they are consulted and, for any actions reasonably taken in good faith reliance upon such advice or statements and without negligence, ALPS shall not be liable to anyone.

(b)                     Nothing herein contained shall be construed to protect ALPS against any liability to the Fund or its shareholders to which ALPS would otherwise be subject by reason of willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

(c)                      Except as may otherwise be provided by applicable law, neither ALPS nor its shareholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of factual information furnished to ALPS by the Fund (other than information generated, or provided to the Fund, by an affiliate of ALPS).

(d)                     ALPS shall be obligated to exercise commercially reasonable care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement.  ALPS shall be liable for actual damages arising out of ALPS’ failure to perform its duties under this Agreement to the extent such damages arise out of ALPS’ willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(e)                      ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith, negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.                          Reports.  Whenever, in the course of performing its duties under this Agreement, ALPS determines, on the basis of information supplied to ALPS by the Fund or its authorized agents or information generated by ALPS or its affiliates, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ALPS shall promptly notify the Fund and its counsel.

6.                          Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into marketing, administrative, bookkeeping, pricing agreements or other agreements with such other corporations and funds.

7.                          Accounts and Records.  ALPS shall prepare and maintain any and all accounts and records related to its services hereunder, as required by the 1940 Act or as otherwise reasonably requested by the Fund.  All such accounts and records maintained by ALPS shall be the property of the Fund.  Such accounts and records shall be prepared, maintained and preserved as required by the 1940 Act and other applicable securities laws, rules and regulations. Such accounts and records shall be surrendered to the Fund promptly upon receipt of written instructions from the Fund. The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense. ALPS shall assist the Fund, the Fund’s independent auditors, or, upon written approval of the Fund, any regulatory body or other person, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

8.                          Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its shareholders (past, present and future) and other information germane thereto, as confidential and as proprietary information of the Fund and agrees not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  It may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its past, present and future shareholders, consumers and customers.

9.                          Compliance with Rules and Regulations. ALPS shall comply — and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply — with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge.

Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Fund’s prospectus(es) and statement(s) of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Adviser. ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”).

The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, shall be mutually agreed to between ALPS and the Fund. ALPS will report violations, if any, to the Fund and the Fund’s Chief Compliance Officer as promptly as practicable following discovery.

ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by ALPS’ fund accounting department and supplemental data from certain third-party sources.  As such, Portfolio Compliance Testing performed by ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Fund agrees and acknowledges that ALPS’ performance of the Portfolio Compliance Testing shall not relieve the Fund or the Adviser of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and ALPS shall not be held liable for any act or omission of the Adviser with respect to Portfolio Compliance.

10.                   Representations and Warranties of ALPS.  ALPS represents and warrants to the Fund that:

(a)                     It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)                     It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)                      All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)                     It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)                      In fulfilling its duties and obligations hereunder, it will comply with the 1940 Act and any and all other applicable laws, rules and regulations, the Fund’s initial public offering registration statement and any amendments thereto and other regulatory documents, and the Fund’s compliance and other policies and procedures.

Representations and Warranties of the Fund.  The Fund represents and warrants to ALPS that:

(a)                     It is a Delaware statutory trust duly organized and existing and in good standing under the laws of Delaware and is registered with the SEC as a closed-end, non-diversified management investment company.

(b)                     It is empowered under applicable laws and by its Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-laws to enter into and perform this Agreement.

(c)                      The Board of Trustees has duly authorized it to enter into and perform this Agreement.

(d)                     It has provided ALPS with copies of its Prospectus(es) and Statement(s) of Additional Information and will provide ALPS with any amendments or supplements thereto.

11.                   Liaison with Accountants. ALPS shall act as liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund. ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information in ALPS’ control is made available to such accountants for the expression of their opinion, as required by the Fund.

12.                   Business Interruption Plan.  ALPS shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions. ALPS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by ALPS’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

13.                   Duration and Termination of this Agreement.

(a)                     Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period which ends seven (7) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties upon not less than sixty (60) days’ written notice or for cause pursuant to Section 13(c) hereof.

(b)                     Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by the Fund or by ALPS, without penalty, upon not less than 90 days’ written notice to the other party.

(c)                      Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty and without default. Termination for “cause” hereunder shall mean:

(i)                         willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of or with respect to its obligations and duties hereunder;

(ii)                      regulatory, administrative, or judicial proceedings against ALPS which result in a determination that, in rendering its services hereunder, ALPS has violated — or has caused the Fund to violate — any applicable law, rule, regulation, order or code of ethics, or any investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge; or

(iii)                   financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)                     Deliveries Upon Termination. Upon termination of this Agreement, ALPS shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund, unless such termination is for “cause”) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.

14.                   Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

15.                   Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

16.                   Limitation of Fund Liability.  The obligations of the “Fund” entered into in the name or on behalf thereof by any director, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

17.                   Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

18.                   Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn:  General Counsel

Fax:  (303) 623-7850

To the Fund:

Principal Real Estate Income Fund

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: President

Fax:  (303) 623-2577

19.                   Miscellaneous.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. The preceding sentence, and Sections 4, 8, 13(d), 15, 16 and 18, shall survive the termination of this Agreement.

20.                   Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

21.                   Rule 38a-1.  In order to assist the Fund in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), ALPS shall provide to the Fund’s Chief Compliance Officer: (i) direct access to ALPS’ relevant compliance personnel; (ii) at such times as the Fund may reasonably require, compliance reports and reports regarding any Material Compliance Matter (as defined in the Rule) regarding ALPS; and (iii) quarterly certifications that there are no Material Compliance Matters (as defined in the Rule) involving ALPS that affect or could affect the Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PRINCIPAL REAL ESTATE INCOME FUND

By:
Name:	Thomas A. Carter
Title:	President

ALPS FUND SERVICES, INC.

By:
Name:	Jeremy O. May
Title:	President

APPENDIX A

SERVICES

Fund Administration

• Prepare annual and semi-annual financial statements

• Coordinate layout and printing of annual and semi-annual reports

• Prepare and file Forms N-SAR, N-CSR and N-Q and any other regulatory filings applicable to the Fund

• Host annual financial/accounting audits and SEC regulatory exams

• In furtherance of and in no way limiting Section 9 of the Agreement, provide daily investment restriction compliance monitoring support and reporting

• Calculate monthly SEC standardized total return performance figures

• Prepare required reports for Board meetings

• Monitor expense ratios

• Maintain budget vs. actual expenses

• Manage invoice approval and bill payment process

• Assist with placement of Fidelity Bond and E&O insurance

• Coordinate reporting to outside agencies including Morningstar, etc.

• Oversee and coordinate with the Fund’s custodian and transfer agent

• Assist with shareholder meetings

Fund Accounting

• Determine prices of Fund assets and calculate daily NAVs

• Transmit daily NAVs to NASDAQ, the Fund’s transfer agent and other Fund-approved third parties

• Compute yields, expense ratios, portfolio turnover rates, etc.

• Calculate income dividend rates

• Reconcile cash and investment balances with the custodian

• Support preparation of financial statements, including providing necessary representations and certifications including obtaining subcertifications from various providers (i.e., Sarbanes-Oxley certifications, conformity with GAAP principles, fraud certifications, SEC filings, management representation letters to fund auditors, etc.)

• In furtherance of and in no way limiting Section 7 of the Agreement, prepare and maintain required fund accounting records in accordance with the 1940 Act, including but not limited to the books and records described in paragraph b of Rule 31a-1.

Legal

• Provide legal review of SEC financial and regulatory filings

• Coordinate EDGARization and filing of documents

• Prepare, compile and mail board materials

• Attend board meetings and prepare minutes

• Review Fund service and other contracts

• Oversee Fund’s Code of Ethics reporting

Tax

• Calculate dividend and capital gain distribution rates, including distributions necessary to avoid excise tax*

• Calculate tax disclosure information (ROCSOP) for the audited financial statements

• Prepare and file federal and state income and excise tax returns (and appropriate extensions)*

• Monitor on a quarterly basis each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended

• Calculate and monitor applicable book-to-tax differences and assist in identifying securities that give rise to book-to-tax differences**

• Calculate year-end tax characterization for distributions paid during the calendar year

*Fund’s independent auditors provide review & sign-off on excise distributions and income and excise tax returns.  ALPS shall not analyze or investigate information or returns for foreign tax filings. In the event the independent auditors require ALPS to perform a foreign capital gain analysis, ALPS reserves the right to charge the Fund for the foreign capital gain analysis, subject to agreement by ALPS and Fund management.  State income or franchise tax return preparation is limited to the initial state of nexus and does not include additional state filing requirements that may be triggered by underlying investments of the Fund.

**Security classifications to be identified include but are not limited to passive foreign investment company, real estate investment trust, master limited partnership, contingent debt obligations, trust preferred, grantor trust, and stapled security.  The ultimate determination of the classification of securities will be the responsibility of Fund management or ALPS will use Ernst &Young LLP passive foreign investment company analyzer service (E&Y PFIC Analyzer”), or similar entity, as an out of pocket fee.

Creative Services

• Financial regulatory reports (assist Fund Administration and Legal to typeset Annual and Semi-Annual reports; pdf files; coordination of printing and sending to web team for upload)

• Proxy statements (assist Legal with typeset review and coordination of printing)

• Collateral (creative support services for Fund marketing materials, website updates, webinar announcements through eCommunications, envelopes, folders, ads)

• Print Vendor Management: (obtain bids; vendor communications and report mailings; request distribution from Broadridge for street accounts; obtain quantities and orchestrate mailing with printer and Broadridge; request Affidavit of Mailing upon completion)

APPENDIX B

FEES

Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Fund at a rate equal to the greater of 15 basis points annually on the Fund’s average daily Total Managed Assets (as defined in the Fund’s prospectus) plus certain out-of-pocket expenses incurred by ALPS in the performance of its duties under this Agreement. These out-of-pocket expenses include:

•                  third party security pricing and data fees (provided that the pricing service has been approved by the Fund)

•                  Bloomberg fees (provide issues information related to security investments for compliance and other administrative purposes, as well as pricing and corporate action data; provision of pricing data subject to Fund approval as described in above bullet)

•                  Gainskeeper fees (provide wash sale transaction analysis)

•                  E&Y PFIC Analyzer or similar fees, if applicable (see Appendix A)

•                  SSAE 16 control review report

•                  proxy statement printing and mailing fees

•                  Fund regulatory document fulfillment costs

•                  customized programming/enhancements

•                  other out-of-pocket expenses incurred by ALPS in connection with the performance of its duties under this Agreement as approved by the Fund.

LATE CHARGES:   All invoices are due and payable upon receipt. Any undisputed invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance but only to the extent permitted by law.